Exhibit 99.1

Kimbell Royalty Partners Announces Third Quarter 2019 Distribution

FORT WORTH, Texas, October 25, 2019 — Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell”), a leading owner of oil and natural gas mineral and royalty interests in more than 92,000 gross producing wells across 28 states, today announced that the Board of Directors of Kimbell Royalty GP, LLC, its general partner, has approved a cash distribution of $0.42 per common unit for the third quarter of 2019.  The distribution will be payable on November 11, 2019 to common unitholders of record at the close of business on November 4, 2019.  Kimbell has a distribution policy to pay out all available cash (as defined in its partnership agreement) each quarter. Kimbell’s distributions may vary based on certain factors including, but not limited to, the price of oil, natural gas and natural gas liquids and production from Kimbell’s royalty assets, as well as cash needed for debt service obligations, fixed charges and reserves for future operating or capital needs.

Kimbell Royalty Partners - Supplemental Distribution Data

			Percent
	Q2 19	Q3 19	Change
WTI Average Crude Oil Price (1)	$59.78	$56.37	(5.7)%
Henry Hub Average Natural Gas Price (1)	$2.56	$2.38	(7.0)%

Common Unit Distribution Declared	$0.39	$0.42	7.7%

Annualized Cash Yield (2)		12.3%

DISTRIBUTIONS TO COMMON UNITHOLDERS EXPECTED TO BE SUBSTANTIALLY FREE OF DIVIDEND
INCOME TAXES AND INSTEAD CONSIDERED A RETURN OF CAPITAL THROUGH 2022 (3)

(1)   Average commodity prices are from EIA. Crude oil prices are in dollars per barrel and natural gas prices are in dollars per million Btu.

(2)   Based on the closing price of Kimbell common units on October 25, 2019.

(3)   Moreover, less than 25% of the distributions paid to common unitholders for the subsequent three years (2023 to 2025) are expected to be taxable dividend income. Please refer to the press release issued on May 13, 2019 for more information concerning the expected federal income tax treatment of distributions to common unitholders.

Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in approximately 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 92,000 gross producing wells with over 40,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements involve numerous risks and uncertainties, including risks and uncertainties relating to the tax treatment of our distributions, our business and the securities markets generally. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission (SEC), available at the SEC’s website at www.sec.gov.  Except as required by law, Kimbell Royalty Partners, LP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

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